Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2012 FOURTH QUARTER

AND FULL YEAR RESULTS

• Board of Directors Approves Quarterly Dividend Payment

• Company Provides Fiscal 2013 Outlook

Mentor, Ohio (May 8, 2012)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2012 fourth quarter ended March 31, 2012. Included in the financial results is a $17.4 million pre-tax adjustment, based on actual experience to date, of the SYSTEM 1 Rebate Program liability, which was originally recorded in the first quarter of fiscal 2011. As reported, fiscal 2012 fourth quarter revenue was $390.2 million compared with $377.8 million in the fourth quarter of fiscal 2011. Operating income for the fourth quarter was $74.0 million compared with $57.5 million in the fourth quarter of fiscal 2011. Net income was $44.2 million, or $0.76 per diluted share, compared with net income of $39.0 million, or $0.65 per diluted share in the fourth quarter of fiscal 2011.

Of the $17.4 million pre-tax adjustment, $15.3 million is attributable to the Customer Rebate portion of the Program and was recorded as an increase to revenue, and $2.1 million is attributable to the disposal costs of SYSTEM 1 units to be returned and was recorded as a reduction in cost of revenue. Adjusted financials disclosed in this press release exclude the $17.4 million Rebate Program adjustment, restructuring expenses from the Company’s ongoing efficiency efforts, an inventory write-down related to certain SYSTEM 1E components and the impact of the original SYSTEM 1 Rebate Program and class action settlement, as appropriate. Please refer to the attached schedules for additional information, including reconciliations from these “non-GAAP financial measures” to as reported results.

Adjusted Financial Results

Adjusted revenue for the fourth quarter of fiscal 2012 was $374.9 million, a decline of 1%. Operating income for the fourth quarter of fiscal 2012 was $58.7 million or 15.7% of revenue, compared with operating income for the fourth quarter of fiscal 2011 of $58.2 million or 15.4% of revenue. Operating income improved slightly year-over-year as a result of lower operating expenses. Net income for the fourth quarter of fiscal 2012 was $34.3 million, or $0.59 per diluted share compared with net income for the fourth quarter of fiscal 2011 of $36.4 million, or $0.61 per diluted share.

STERIS Corporation

News Announcement

“We are pleased to demonstrate solid top-line growth in every business in fiscal 2012, with the exception of our Healthcare consumables franchise, which continues to be impacted by the decline in S20 sterilant,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Our bottom-line performance was hindered by several factors, but ended the year in-line with our expectations. We anticipate that fiscal 2013 will be a turning point for the Company, as we complete the SYSTEM 1 transition and establish a new foundation from which we intend to grow revenue and earnings in the future.”

Segment Results

As reported, Healthcare revenue in the quarter was $287.6 million compared with $274.1 million in the fourth quarter of fiscal 2011. Adjusted revenue was $272.3 million in the fourth quarter of fiscal 2012, down less than 1% from the prior year. Contributing to the quarter, service revenue grew 4%, and capital equipment revenue grew 1%, while consumable revenue declined 9% as the Company experienced a continued drop-off in S20 Sterilant volumes. Within capital equipment, excluding SYSTEM 1E unit sales, capital equipment grew 7%, with strong growth in both infection prevention and surgical products. As reported, operating income was $53.5 million compared with $40.8 million in last year’s fourth quarter. Adjusted segment operating income was $38.2 million in the fourth quarter of fiscal 2012 compared with $41.3 million in the fourth quarter of fiscal 2011. The decline in adjusted operating income year-over-year was primarily due to lower S20 sterilant volumes and fewer SYSTEM 1E unit shipments.

Life Sciences fourth quarter revenue declined 8% to $59.0 million compared with $64.1 million in the fourth quarter of fiscal 2011. Consumable revenue growth of 10% was more than offset by a 24% decline in capital equipment revenue and a 2% decrease in service revenue. Life Sciences operating income was $10.8 million compared with $10.0 million in the prior year fourth quarter. The increase in operating income was driven by lower operating expenses.

Fiscal 2012 fourth quarter revenue for Isomedix Services was $42.6 million compared with $38.5 million in the same period last year, an increase of 11%. Revenue benefited from increased volumes from core medical device Customers and market share gains. Operating income was $11.7 million in the quarter compared with $9.0 million in the fourth quarter of last year. The increase in operating income is primarily attributable to the improved volume.

STERIS Corporation

News Announcement

Full Year Results

As reported, fiscal 2012 revenue was $1.41 billion, compared with $1.21 billion in fiscal 2011. Adjusted revenue for fiscal 2012 increased 6% to $1.39 billion compared with $1.31 billion in fiscal 2011, with mid-single digit growth occurring in all three business segments.

As reported, fiscal 2012 operating income was $222.3 million compared with $85.2 million in fiscal 2011. Adjusted operating income was $208.4 million in fiscal 2012 compared with $216.4 million in fiscal 2011.

As reported, fiscal 2012 net income was $136.1 million, or $2.31 per diluted share, compared with net income of $51.3 million, or $0.85 per diluted share in fiscal 2011. Adjusted net income for fiscal 2012 was $127.2 million or $2.16 per diluted share compared with $131.7 million or $2.19 per diluted share in fiscal 2011.

Cash Flow

Net cash provided by operations for fiscal 2012 was $149.4 million, compared with $117.7 million last year. Free cash flow (see note 1) for fiscal 2012 was $82.7 million, compared with $41.6 million in the prior year. The increase in free cash flow was driven by a decline in working capital requirements.

During fiscal 2012, the Company repurchased approximately 1.9 million shares of its common stock at an average price of $30.21 per share for a total amount of $56.0 million. Approximately $118 million remains available for additional purchases under the current share repurchase authorization.

Dividend Announcement

The Company announced today that STERIS’s Board of Directors has authorized a quarterly dividend of $0.17 per common share. The dividend is payable June 26, 2012 to shareholders of record at the close of business on June 5, 2012.

STERIS Corporation

News Announcement

Outlook

Based upon current trends, the Company expects revenue to be flat in fiscal 2013 when compared with adjusted revenue in fiscal 2012 and earnings per diluted share to be in the range of $2.00 to $2.20 for the full fiscal year. This outlook reflects certain key assumptions, some of which are listed below:

•	Healthcare segment revenue is expected to decline low-single digits.

•	Excluding U.S. SYSTEM 1 and SYSTEM 1E, the rest of Healthcare is expected to grow mid-single digits.
•	Approximately 1,000 SYSTEM 1E units are to be shipped in the fiscal year.

•	Life Sciences segment revenue is expected to grow mid-single digits.

•	Isomedix segment revenue growth is expected to be in the low-double digits.

•	The Company has assumed the average forward exchange rates for the U.S. dollar and key international currencies as of March 30, 2012.

•	The Company has assumed a modest increase in raw material costs.

•	Excludes restructuring expenses from the Company’s ongoing efficiency efforts.

•	Excludes the impact of the Medical Device Excise Tax, potential earning per share impact could be in the range of $0.02 to $0.04.

•	EBIT as a percent of revenue is anticipated to be approximately 15%.

•	The effective tax rate is anticipated to be approximately 35%.

For the full fiscal year 2013, free cash flow (see note 1) is anticipated to be approximately $120 million excluding the SYSTEM 1 Rebate Program and class action settlement, or $80 million as reported including those items. Capital expenditures are anticipated to be approximately $85 million, as the Company is investing in several major projects within its facilities that are designed to improve quality, reduce cost and add value to our current product offering.

Conference Call

In conjunction with this release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

STERIS Corporation

News Announcement

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time on May 8, 2012, either over the Internet at www.steris-ir.com or via phone by calling 1-866-498-5468 in the United States and Canada, and 1-203-369-1798 internationally.

Annual Meeting of Shareholders

The Company will hold its annual meeting of shareholders on July 26, 2012. Further information regarding the time and location will be provided in the Company’s annual report and proxy materials.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company has approximately 5,000 dedicated employees around the world working together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government Customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future debt principal repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net, plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This press release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in this release, the referenced conference call or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, rebate program, transition, cost reductions, business strategies, earnings or revenue trends or future financial results (including without limitation the settlement of the SYSTEM 1 class action litigation and the regulatory matters related to SYSTEM 1E or its

STERIS Corporation

News Announcement

accessories). References to products, the consent decree, the transition or rebate program, or the class action settlement, are summaries only and should not be considered the specific terms of the decree, settlement, program or product clearance or literature. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications or the Company’s rebate program, transition plan or other business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning letters, government investigations, the December 3, 2009 or February 22, 2010 FDA notices, the April 20, 2010 consent decree and related transition plan and rebate program, the SYSTEM 1E device, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect Company performance, results, prospects or value, (d) the potential of international unrest, economic downturn or effects of fluctuations in currencies, tax assessments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, (f) the possibility that anticipated growth, cost savings, rebate assumptions, new product acceptance, performance or approvals, including without limitation SYSTEM 1E and accessories thereto, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with our business, industry or initiatives including, without limitation, the consent decree, rebate program, and the transition from the SYSTEM 1 processing system or those matters described in our Form 10-K for the year ended March 31, 2011 and other securities filings, may adversely impact company performance, results, prospects or value, (g) the effect of the contraction in credit availability, as well as the ability of our Customers and suppliers to adequately access the credit markets when needed, and (h) those risks described in our securities filings including our Annual Report on Form 10-K for the year ended March 31, 2011, and other securities filings.

Contact: Julie Winter, Director, Investor Relations at 440-392-7245.

STERIS Corporation

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$374,943	$377,760	$1,391,504	$1,309,761
SYSTEM 1 Rebate Program	15,306	—	15,306	(102,313)

Revenues, net	390,249	377,760	1,406,810	1,207,448
Cost of revenues	228,121	221,733	840,442	753,595
Cost of revenues—SYSTEM 1 Rebate Program	(2,097)	—	(2,097)	7,691

Gross profit	164,225	156,027	568,465	446,162

Operating expenses:
Selling, general, and administrative	81,969	87,885	309,552	305,672
Class action settlement	—	—	—	19,796
Research and development	9,085	9,889	35,953	34,280
Restructuring expense	(877)	779	644	1,202

Total operating expenses	90,177	98,553	346,149	360,950

Income from operations	74,048	57,474	222,316	85,212
Non-operating expense, net	3,073	3,011	11,208	11,393
Income tax expense	26,804	15,463	74,993	22,554

Net income	$44,171	$39,000	$136,115	$51,265

Earnings per common share (EPS) data:
Basic	$0.77	$0.66	$2.33	$0.86

Diluted	$0.76	$0.65	$2.31	$0.85

Cash dividends declared per common share outstanding	$0.17	$0.15	$0.66	$0.56
Weighted average number of common shares outstanding used in EPS computation:

Basic number of common shares outstanding	57,686	59,239	58,367	59,306
Diluted number of common shares outstanding	58,133	60,109	58,963	60,148

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	March 31,	March 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$150,821	$193,016
Accounts receivable, net	280,324	272,248
Inventories, net	157,712	167,344
Other current assets	63,026	73,198

Total Current Assets	651,883	705,806
Property, plant, and equipment, net	386,409	370,402
Goodwill and intangible assets, net	337,784	318,810
Other assets	29,620	31,667

Total Assets	$1,405,696	$1,426,685

Liabilities and Equity
Current liabilities:
Accounts payable	$83,188	$90,981
Accrued SYSTEM 1 Rebate Program and class action settlement	69,065	127,683
Other current liabilities	126,142	126,082

Total Current Liabilities	278,395	344,746
Long-term debt	210,000	210,000
Other liabilities	94,637	83,274
Equity	822,664	788,665

Total Liabilities and Equity	$1,405,696	$1,426,685

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$272,341	$274,109	$997,796	$938,145
SYSTEM 1 Rebate Program	15,306	—	15,306	(102,313)

Healthcare, net	287,647	274,109	1,013,102	835,832
Life Sciences	58,983	64,063	226,658	215,437
STERIS Isomedix Services	42,640	38,521	164,257	152,242

Total Reportable Segments	389,270	376,693	1,404,017	1,203,511
Corporate and Other	979	1,067	2,793	3,937

Total Segment Revenues	$390,249	$377,760	$1,406,810	$1,207,448

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Operating Income (Loss) :
Healthcare	$53,529	$40,777	$141,742	$21,317
Life Sciences	10,813	9,994	41,633	33,069
STERIS Isomedix Services	11,672	8,975	47,596	39,833

Total Reportable Segments	76,014	59,746	230,971	94,219
Corporate and Other	(1,966)	(2,272)	(8,655)	(9,007)

Total Operating Income (Loss)	$74,048	$57,474	$222,316	$85,212

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$136,115	$51,265
Non-cash items	92,528	31,433
Change in Accrued SYSTEM 1 Rebate Program and class action settlement	(58,618)	127,683
Changes in operating assets and liabilities	(20,653)	(92,637)

Net cash provided by operating activities	149,372	117,744

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(66,682)	(77,442)
Proceeds from sale of property, plant, equipment and intangibles	42	1,301
Equity investment in joint venture	—	(16,900)
Investments in businesses, net of cash acquired	(34,635)	(4,000)

Net cash used in investing activities	(101,275)	(97,041)

Financing Activities:
Repurchases of common shares	(56,751)	(29,965)
Cash dividends paid to common shareholders	(38,560)	(33,228)
Stock option and other equity transactions, net	5,723	12,730
Tax benefit from stock options exercised	1,514	2,525

Net cash used in financing activities	(88,074)	(47,938)
Effect of exchange rate changes on cash and cash equivalents	(2,218)	5,280

Decrease in cash and cash equivalents	(42,195)	(21,955)
Cash and cash equivalents at beginning of period	193,016	214,971

Cash and cash equivalents at end of period	$150,821	$193,016

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future principal debt repayments, growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS's calculation of free cash flow may vary from other companies.

	Twelve Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$149,372	$117,744
Purchases of property, plant, equipment, and intangibles, net	(66,682)	(77,442)
Proceeds from the sale of property, plant, equipment, and intangibles	42	1,301

Free Cash Flow	$82,732	$41,603

	Twelve Months Ended March 31,
	2013	2013 (1)
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow for Outlook:
Cash flows from operating activities	$165,000	$165,000
Purchases of property, plant, equipment, and intangibles, net	(85,000)	(85,000)
Payments associated with the SYSTEM 1 Rebate Program and class action settlement, net of tax benefit		40,000

Free Cash Flow	$80,000	$120,000

(1)	Adjusted to exclude the impact of the payments associated with the SYSTEM 1 Rebate Program and class action settlement.

STERIS Corporation

Unaudited Supplemental Financial Data

Fourth Quarter Fiscal 2012

As of March 31, 2012

	FY 2012	FY 2012	FY 2011	FY 2011
Total Company Revenues	Q4	YTD	Q4	YTD
Capital	$187,825	$626,959	$177,576	$433,944

Adjusted capital revenues (1)	172,519	611,653	na	$536,257
Consumables	75,386	301,170	79,275	309,893
Service	127,038	478,681	120,909	463,611

	202,424	779,851	200,184	773,504

Total Revenues	$390,249	$1,406,810	$377,760	$1,207,448

Adjusted total revenues (1)	$374,943	$1,391,504	na	$1,309,761

United States Revenues	$291,449	$1,057,460	$280,578	$882,281
Adjusted United States revenues (1)	276,143	1,042,154	na	984,594
United States Revenues as a % of Total (1)	74%	75%	74%	75%
International Revenues	$98,800	$349,350	$97,182	$325,167
International Revenues as % of Total	26%	25%	26%	25%

Segment Data	Q4	YTD	Q4	YTD
Healthcare
Revenues
Capital	$167,261	$545,596	$150,527	$357,465
Adjusted Capital (1)	$151,955	$530,290	na	$459,778
Consumables	56,230	229,504	61,886	244,364
Service	64,156	238,002	61,696	234,003

Total Recurring	120,386	467,506	123,582	478,367

Total Healthcare Revenues	$287,647	$1,013,102	$274,109	$835,832

Adjusted Total Healthcare Revenues (1)	$272,341	$997,796	na	$938,145
Operating Income (Loss)	53,529	141,742	40,777	21,317

Adjusted Operating Income (Loss) (1)	36,126	124,339	na	151,117
Life Sciences
Revenues
Capital	$20,564	$81,281	$27,049	$76,479
Consumables	19,156	71,666	17,389	65,529
Service	19,263	73,711	19,625	73,429

Total Recurring	38,419	145,377	37,014	138,958

Total Life Sciences Revenues	$58,983	$226,658	$64,063	$215,437

Operating Income (Loss)	10,813	41,633	9,994	33,069

Isomedix Services
Revenues	$42,640	$164,257	$38,521	$152,242
Operating Income (Loss)	11,672	47,596	8,975	39,833

Corporate and Other
Revenues	$979	$2,793	$1,067	$3,937
Operating Income (Loss)	(1,966)	(8,655)	(2,272)	(9,007)

Other Data	Q4	YTD	Q4	YTD
Healthcare Backlog	$102,464	n/a	$138,644	n/a
Life Sciences Backlog	50,102	n/a	40,679	n/a

Total Backlog	$152,566	n/a	$179,323	n/a
Free Cash Flow	$24,131	$82,732	$13,298	$41,603
Net Debt	$59,179	$59,179	$16,984	$16,984

(1)	Adjusted measures are presented excluding the impact of the SYSTEM 1 Rebate Program and class action settlement. See attached reconciliations of these non-GAAP financial measures to their nearest GAAP measure.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.

STERIS Corporation

Non-GAAP Financial Measures

(In thousands, except per share data)

The Company has referred to certain adjusted financial measures regarding the results of operations excluding certain items to provide meaningful comparative analysis between the periods. These financial measures are considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Reconciliation of each financial measure to its nearest GAAP financial measure is provided in the table below.

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues	$390,249	$377,760	$1,406,810	$1,207,448
Impact of SYSTEM 1 Rebate Program	(15,306)	—	(15,306)	102,313

Adjusted revenues	$374,943	$377,760	$1,391,504	$1,309,761

Gross Profit	164,225	156,027	568,465	446,162
Impact of SYSTEM 1 Rebate Program	(17,403)	—	(17,403)	110,004
S1E inventory reserve	2,857	—	2,857	—
Restructuring	77	(80)	9	150

Adjusted gross profit	149,756	155,947	553,928	556,316

Operating income	$74,048	$57,474	$222,316	$85,212
Impact of SYSTEM 1 Rebate Program and class action settlement	(17,403)	—	(17,403)	129,800
S1E inventory reserve	2,857	—	2,857	—
Restructuring	(800)	699	653	1,352

Adjusted operating income	$58,702	$58,173	$208,423	$216,364

Net income	$44,171	$39,000	$136,115	$51,265
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	(10,623)	(3,019)	(10,623)	79,617
S1E inventory reserve, net of tax	1,748	—	1,748	—
Restructuring, net of tax	(993)	447	(63)	865

Adjusted net income	$34,304	$36,428	$127,178	$131,747

Net Income per diluted share	$0.76	$0.65	$2.31	$0.85
Impact of SYSTEM 1 Rebate Program and class action settlement, net of tax	(0.18)	(0.05)	(0.18)	1.32
S1E inventory reserve, net of tax	0.03		0.03
Restructuring, net of tax	(0.02)	0.01	—	0.01

Adjusted net income per diluted share	$0.59	$0.61	$2.16	$2.19

Healthcare revenues	$287,647	$274,109	$1,013,102	$835,832
Impact of SYSTEM 1 Rebate Program	(15,306)	—	(15,306)	102,313

Adjusted Healthcare revenues	$272,341	$274,109	$997,796	$938,145

Healthcare capital revenues	$167,261	$150,527	$545,596	$357,465
Impact of SYSTEM 1 Rebate Program	(15,306)	—	(15,306)	102,313

Adjusted Healthcare capital revenues	$151,955	$150,527	$530,290	$459,778

Healthcare operating income	$53,529	$40,777	$141,742	$21,317
Impact of SYSTEM 1 Rebate Program and class action settlement	(17,403)	—	(17,403)	129,800
S1E inventory reserve	2,857		2,857
Restructuring	(800)	522	653	1,020

Adjusted healthcare operating income	$38,183	$41,299	$127,849	$152,137

Capital revenues	$187,825	$177,576	$626,959	$433,944
Impact of SYSTEM 1 Rebate Program	(15,306)	—	(15,306)	102,313

Adjusted capital revenues	$172,519	$177,576	$611,653	$536,257

United States revenues	$291,449	$280,578	$1,057,460	$882,281
Impact of SYSTEM 1 Rebate Program	(15,306)	—	(15,306)	102,313

Adjusted United States revenues	$276,143	$280,578	$1,042,154	$984,594

Note: Per share amounts may not calculate precisely due to rounding .